Ad3ptus

Adeptus Partners, LLC
Accountants | Advisors
733 Route 35 North
Ocean, NJ 07712
phone 732.745.8800
fax 732.663.0090
www.AdeptusCPAs.com

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

We consent to the use, in the registration statement on Form S-1, of Applied UV, Inc. and Subsidiaries, of our report dated May 13, 2020 on our audit of the consolidated financial statements of Applied UV, Inc. and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2019 and 2018, and the reference to us under the caption "Experts."

Adeptus Partners LLC

Ocean, New Jersey
May 13, 2020

*Offices:*
Maryland
New York City
Long Island
New Jersey